Exhibit 99.1

        VALASSIS REPORTS REVENUES OF $248.9 MILLION IN THE THIRD QUARTER

                 COMPANY FOCUSES ON STRATEGIC GROWTH INITIATIVE

    LIVONIA, Mich., Oct. 26 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI), the leading company in marketing services and Connective Media(TM), today announced financial results for the third quarter ended Sept. 30, 2006. The company reported quarterly revenues of $248.9 million, down 6.5% from the third quarter of 2005. Third-quarter net earnings were $6.6 million, or $0.14 in earnings per share (EPS). Earnings prior to $10.1 million (net of tax) in charges related to the proposed acquisition of ADVO and the subsequent lawsuit to rescind the agreement and $2.3 million (net of tax) of non-recurring charges taken in the third quarter were $19.0 million, or $0.40 in EPS.

    "While we have made important progress in some areas of our business, year-to-date, our 2006 performance has fallen short of expectations," said Alan
F. Schultz, Valassis Chairman, President and CEO. "Clearly, the free- standing insert (FSI) industry continues to be very price competitive, and in fact, the revenue and profit decline in this segment of our business in Q3 is entirely attributable to pricing. This competitive pricing environment will also negatively impact 2007 FSI revenue and profitability.

    "Accordingly, we have refocused our efforts on our Strategic Growth Initiative, which has been geared toward attaining sustainable growth and the enhancement of shareholder value. We are confident in and committed to this plan for growth, which addresses four key strategies designed to: grow and diversify our revenue base; restore and enhance profit margins across all business units; leverage data, technology and analytics to enhance our competitive advantage; and enrich and evolve our strong traditions and culture," Schultz added.

    Financial Highlights

                                          Three Months Ended                         Nine Months Ended
                                               Sept. 30,                                 Sept. 30,
(in millions                     --------------------------------------    --------------------------------------
except per share data)              2006          2005(3)      %Change        2006           2005(3)     %Change
------------------------------   ----------     ----------   ----------    ----------      ----------  ----------
Total Revenues                   $    248.9     $    266.1         -6.5%   $    757.1      $    821.8        -7.9%
Earnings, Prior to ADVO
 Transaction-related Costs
 and Non-recurring Items         $     19.0     $     21.3        -10.8%   $     56.8      $     75.1       -24.4%
ADVO Transaction-related
 Costs                                -10.1(1)  $      0.0          n/a         -10.1(1)   $      0.0         n/a
Non-recurring Items              $     -2.3(2)  $      0.0          n/a    $     -2.3(2)   $      0.0         n/a
Net Earnings                     $      6.6     $     21.3        -68.9%   $     44.4      $     75.1       -40.9%
EPS, diluted                     $     0.14     $     0.42        -66.7%   $     0.93      $     1.47       -36.7%
EPS, Prior to ADVO
 Transaction-related Costs
 and Non-recurring Items,
 diluted(4)                      $     0.40     $     0.42         -4.8%   $     1.19      $     1.47       -19.0%

    (1) During the third quarter of 2006, the following charges related to the proposed acquisition of ADVO and the subsequent lawsuit to rescind the merger agreement were incurred: $8.2 million, net of tax, related to the termination of a swap contract and the premium on a swaption contract both entered into in contemplation of the financing of the proposed ADVO transaction pursuant to a merger agreement which Valassis is now seeking to rescind; and $1.9 million, net of tax, in legal and professional costs related to the proposed ADVO transaction and subsequent lawsuit to rescind.

    (2) Costs related to the close-down of both the French agency business and the eSettlement business unit of NCH.

    (3) Excludes the pro-forma effect of stock option expense; including this expense, earnings for the three months ended Sept. 30, 2005 would have been $18.9 million and EPS would have been $0.38, while earnings for the nine months ended Sept. 30, 2005 would have been $69.1 million and EPS would have been $1.36.

    (4) EPS, prior to ADVO transaction-related costs and non-recurring items, is considered by management to be a more comparable measure of the company's performance versus prior years and is consistent with the information used to develop the earnings guidance shared with investors.

    -- SG&A expense for the third quarter of 2006 includes $6.4 million in costs related to the close-down of both the French agency business and the eSettlement business unit of NCH and expenses related to the proposed ADVO acquisition and subsequent efforts to rescind the merger agreement. Without these charges, SG&A expense was down 3.9% to $32.2 million compared to the third quarter of 2005 due to reductions in headcount and incentive compensation expenses, partially offset by the inclusion of $1.4 million in stock option expense in accordance with FAS123R.

    -- Cash and auction-rate securities at the end of the quarter were $167.5 million.

    -- The company's debt position, net of cash and auction-rate securities, was $92.4 million at quarter-end.

    -- On Oct. 2, 2006 Valassis paid a cash settlement in the amount of $11.3 million in connection with the termination of a $400 million interest-rate swap contract. In addition, Valassis did not exercise its $400 million interest-rate swaption contract which expired Sept. 28, 2006 for which it paid a premium of approximately $1.0 million. Both of these contracts were entered into as a bridge hedge for a portion of the acquisition financing related to the proposed ADVO transaction pursuant to a merger agreement which Valassis is now seeking to rescind. These charges have been included in interest expense during the quarter ended Sept. 30, 2006. In addition, on Sept. 28, 2006, the company replaced its bridge hedge by entering into a new $400 million swaption contract. The premium paid for the new swaption was approximately $2.1 million, representing the maximum cost to be recognized as interest expense as the swaption is marked to market over the reporting period through Feb. 28, 2007. For further details, refer to the Form 8-K filed by Valassis with the Securities and Exchange Commission on Oct. 5, 2006.

    -- Capital expenditures through the first nine months of 2006 were $8.4 million in comparison to $22.0 million for the first nine months of 2005. The company expects capital expenditures to be substantially less than the $20 million level originally forecasted for 2006.

    Business Segment Discussion

    -- Market Delivered Free-standing Insert (FSI): Co-op FSI revenues for the third quarter were $105.9 million, down 7.1% from the third quarter of 2005. This decrease was due to a reduction in FSI pricing compared to the third quarter of 2005. As expected, Valassis' FSI market share during the third quarter of 2006 was up modestly versus the first half of 2006. Management noted that FSI cost of goods sold was down by approximately 3% for the quarter on a cost per thousand (CPM) basis due to reductions in media insertion rates and the cost of paper.

    -- Market Delivered Run of Press (ROP): ROP revenues, generated from the brokering of advertising space on behalf of newspapers, were down 17.4% in the third quarter to $24.6 million due to a change in mix to more fee-based business versus margin-based business. While ROP revenues were down, the company earned $4.4 million in profit for ROP for the quarter, an increase of 104.4% over the third quarter of 2005.

    -- Neighborhood Targeted Products (Cluster Targeted): Neighborhood Targeted product revenues decreased 10.0% for the quarter to $79.0 million. This segment continued to be impacted by a pullback in spending due to industry consolidations in the telecommunications and appliance manufacturing industries, and the reduction in spending of a specialty retail customer. As expected, the company had a strong quarter in the sampling business.

    -- Household Targeted Products (1 to 1): Household Targeted product revenues were flat for the third quarter at $12.6 million, as a result of securing new business to offset the loss of revenue associated with the discontinuance of PreVision's agency business. The Household Targeted product segment continued to be profitable.

    -- International & Services: International & Services revenues are comprised of NCH Marketing Services, Valassis Canada and Promotion Watch. International & Services reported revenues of $26.8 million for the third quarter, up 22.4%, driven by increased revenue from the French media business and Valassis Canada. During the quarter, the company recognized a $1.7 million non-recurring charge, net of tax, related to the close-down of the French agency business as it continues to transition to a media-based business model. The company also closed down the eSettlement unit of NCH with an associated $0.6 million non-recurring charge, net of tax.

    Outlook

    "Regarding our current 2006 EPS guidance range of $1.60 to $1.80 per share, we still have some selling time left in the year and some hard work to do to get to the low end of this range, excluding transaction costs and other, one-time charges," said Schultz.

    "Additionally, several factors, including the pending outcome of the ADVO litigation and continuing negotiations of the remaining FSI business to be contracted for 2007, suggest that now is not the best time to provide 2007 EPS guidance. At the same time, we believe existing contracts and those currently in negotiation are expected to lead to a pricing decline next year, similar to the one experienced in 2006, which is approximately 10 percent," Schultz concluded.

    Conference Call Information

    Valassis will hold an investor call today to discuss its third-quarter results at 11 a.m. (EDT). The call-in number is (800) 218-0204. The call will simulcast on the company's Web site, at http://www.valassis.com , and replay through Nov. 8, 2006 at (800) 405-2236, pass code 11040294. This earnings release and the Webcast will be archived on the company's Web site under "Investor."

    About Valassis

    Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis' products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services. Valassis has been listed as one of FORTUNE magazine's "Best Companies to Work For" for nine consecutive years. Valassis subsidiaries include Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company Web site at http://www.valassis.com .

    Safe Harbor and Forward-Looking Statements

    Certain statements found in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from Valassis' existing competitors; new competitors in any of Valassis' businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis' paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; changes which affect the businesses of Valassis customers and lead to reduced sales promotion spending; the uncertainty with respect to, and the ultimate outcome of, the ongoing litigation initiated by Valassis to rescind the merger agreement with ADVO; and if Valassis does not prevail in such litigation, risks associated with the availability, timing and cost of financing, failure to achieve synergies in connection with the merger and failure to successfully integrate ADVO's operations. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                          VALASSIS COMMUNICATIONS, INC.
                           Consolidated Balance Sheets
                                 (in thousands)

                                            Sept. 30,     Dec. 31,
Assets                                        2006          2005
----------------------------------------   -----------   -----------
Current assets:

    Cash and cash equivalents              $    86,865   $    64,320
    Auction-rate securities                     80,611        72,031
    Accounts receivable                        281,986       273,863
    Inventories                                 30,469        25,235
    Refundable income taxes                      6,945             -
    Deferred income taxes                        2,565         2,573
    Other                                       22,001        12,894

          Total current assets                 511,442       450,916

Property, plant and equipment, at cost         258,325       255,472

    Less accumulated depreciation             (152,578)     (147,325)

    Net property, plant and equipment          105,747       108,147

Intangible assets                              208,689       208,689

    Less accumulated amortization              (75,140)      (74,724)

    Net intangible assets                      133,549       133,965

Investments                                      3,792           614

Other assets                                    12,400         4,041

          Total assets                     $   766,930   $   697,683

                          VALASSIS COMMUNICATIONS, INC.
                     Consolidated Balance Sheets, Continued
                                 (in thousands)

                                            Sept. 30,     Dec. 31,
Liabilities and Stockholders' Equity           2006         2005
----------------------------------------   -----------   -----------
Current liabilities:

    Current portion, long-term debt        $         -   $    14,260
    Accounts payable and accruals              294,047       264,877
    Progress billings                           45,236        44,314

          Total current liabilities            339,283       323,451


Long-term debt                                 259,922       259,896
Other liabilities                               10,827        10,811

Stockholders' equity:

    Common stock                                   632           632
    Additional paid-in capital                  42,213        38,177
    Retained earnings                          631,295       586,927
    Treasury stock                            (520,323)     (523,600)
    Accumulated other comprehensive gain         3,081         1,389

          Total stockholders' equity           156,898       103,525

Total liabilities and stockholders' equity $   766,930   $   697,683

                          VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                               Quarter       Quarter
                                                Ended        Ended
                                              Sept. 30,     Sept. 30,        %
                                                 2006         2005         Change
                                             -----------   -----------   ----------
Revenues                                     $   248,883   $   266,086         -6.5%

Costs and expenses:
    Costs of products sold                       187,233       199,163         -6.0%
    Selling, general and administrative           38,593        33,455        +15.4%
        Total costs and expenses                 225,826       232,618         -2.9%

Earnings from operations                          23,057        33,468        -31.1%

Other expenses and income:
    Interest expense                              15,861         2,797       +467.1%
    Other (income) and expenses                   (2,575)       (2,176)       +18.3%
        Total other expenses and income           13,286           621      +2039.5%

Earnings before income taxes                       9,771        32,847        -70.3%

Income taxes                                       3,149        11,542        -72.7%

Net earnings                                 $     6,622   $    21,305        -68.9%

Net earnings per common share, diluted       $      0.14   $      0.42        -66.7%

Weighted average shares outstanding,
 diluted                                          47,807        50,432         -5.2%

Supplementary Data
    Amortization                             $       139   $       139
    Depreciation                                   3,486         3,954
    Capital expenditures                           4,025         6,264

                          VALASSIS COMMUNICATIONS, INC.
                      Consolidated Statements of Operations
                      (in thousands, except per share data)

                                              9 Months      9 Months
                                                Ended         Ended
                                              Sept. 30,     Sept. 30,        %
                                                 2006          2005        Change
                                             -----------   -----------   ----------
Revenue                                      $   757,121   $   821,797         -7.9%

Costs and expenses:
    Costs of products sold                       570,474       598,828         -4.7%
    Selling, general and administrative          102,126       102,353         -0.2%
        Total costs and expenses                 672,600       701,181         -4.1%

Earnings from operations                          84,521       120,616        -29.9%

Other expenses and income:
    Interest expense                              20,932         8,169       +156.2%
    Other (income) and expenses                   (4,657)       (3,997)       +16.5%
        Total other expenses and income           16,275         4,172       +290.1%

Earnings before income taxes                      68,246       116,444        -41.4%

Income taxes                                      23,878        41,373        -42.3%

Net earnings                                 $    44,368   $    75,071        -40.9%

Net earnings per common share, diluted       $      0.93   $      1.47        -36.7%

Weighted average shares outstanding,
 diluted                                          47,779        50,902         -6.1%

Supplementary Data
    Amortization                             $       417   $       460
    Depreciation                                  10,567        11,283
    Capital expenditures                           8,411        22,001

SOURCE  Valassis
    -0-                             10/26/2006
    /CONTACT:  Sherry Lauderback of Valassis, +1-734-591-7374,
Fax: +1-734-591-4503, lauderbacks@valassis.com /
    /Web site:  http://www.valassis.com /